SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       The Securities Exchange Act of 1934


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Filed by a party other than the Registrant  /  /

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/  /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                           GALILEO INTERNATIONAL, INC.
  ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


  ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, of other than the Registrant)


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

                                 LOGO



                           Galileo International, Inc.
                        9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018



                 Notice of Annual Meeting of Common Stockholders
                           to be held on May 18, 2000



To the Stockholders of Galileo International, Inc.

     Notice is Hereby Given that the annual meeting of the holders of Common Stock of Galileo International, Inc. (the "Company") will be held on Thursday, May 18, 2000 at 9:00 A.M. (local time), in the Grand South Ballroom of the Radisson Hotel O'Hare, 6810 North Mannheim Road, Rosemont, Illinois, for the following purposes:

  1.   To elect two individuals to the Board of Directors.

  2.   To approve the Galileo International, Inc. Employee Stock Purchase Plan.

  3.   To transact such other business as properly may come before the meeting.

     Common stockholders of record as of the close of business on Wednesday, March 22, 2000 will be entitled to notice of and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders for any purpose germane to the annual meeting at the offices of the Company for the ten days immediately preceding the annual meeting date.

     Your vote is important. Please vote now by proxy even if you plan to attend the meeting, by signing, dating, and mailing your proxy card in the enclosed envelope. In addition, for the 2000 annual meeting we have added two new means of voting. For your convenience you also may vote by calling the toll-free telephone number indicated on the enclosed proxy card or by accessing the Website indicated on the enclosed proxy card. Please note that if you vote your shares by phone or through the Internet you will need the control number that is imprinted on your personalized proxy card. Whether or not you plan to attend the annual meeting, please vote your proxy via one of the three described methods. Your proxy may be revoked in the manner described in the Proxy Statement at any time before it has been voted at the annual meeting.


                                                 Galileo International, Inc.

                                                 /s/ Anthony C. Swanagan
                                                 Anthony C. Swanagan
                                                 Secretary

April 3, 2000

                           Galileo International, Inc.
                        9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018



                                 Proxy Statement
                    For Annual Meeting of Common Stockholders
                           to be held on May 18, 2000



                               GENERAL INFORMATION

     This Proxy Statement is being furnished to the holders of Common Stock of Galileo International, Inc. (the "Company") in connection with the solicitation of proxies by the Company's board of directors (the "Board of Directors" or the "Board") for use at the annual meeting of stockholders to be held in the Grand South Ballroom of the Radisson Hotel O'Hare, 6810 North Mannheim Road, Rosemont, Illinois, at 9:00 A.M. (local time) on May 18, 2000, and any adjournments thereof (the "Meeting"). Common stockholders of record as of March 22, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. This Proxy Statement is being sent to each holder of the issued and outstanding shares of the Company's Common Stock, par value $.01 per share ("Common Shares"), on the Record Date in order to furnish information relating to the business to be transacted at the Meeting. The Company's annual report to stockholders for the fiscal year ended December 31, 1999, including financial statements, is being mailed to stockholders, together with this Proxy Statement, beginning on or about April 3, 2000. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is made.

     We hope that you will be present at the Meeting. If you plan to attend the Meeting, please bring proof of your stock ownership for identification, such as your broker statement. Whether or not you plan to attend the Meeting, please vote your Common Shares by calling the toll-free telephone number indicated on the proxy card, by using the Internet at http://www.harrisbank.com/wproxy, or by signing, dating and mailing the enclosed proxy card so that your shares will be represented. The envelope is addressed to the Company and requires no postage. Returning a proxy will not prevent a stockholder from attending the Meeting. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by revoking the proxy in a writing delivered to the Secretary of the Company, by submitting another valid proxy bearing a later date which is voted at the Meeting, or by attending the Meeting and voting in person. Please be advised that if you vote your proxy by calling the toll-free telephone number or by using the Internet, the deadline for voting and for revoking your proxy by telephone or the Internet is 5:00 p.m. (Chicago time) on May 15, 2000. Attendance at the Meeting alone will not revoke your proxy. Stockholders who receive more than one proxy card, due to the existence of multiple ownership accounts, should effect all proxies received in order that all shares so owned are properly voted. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, must do so by striking out the names appearing on the enclosed proxy card, inserting the name of any other person or persons, signing the proxy card and transmitting it directly to such other designated person or persons for use at the Meeting. Telephone and Internet voting provide convenient, cost effective alternatives to returning your card by mail. However, they do not provide for the substitution of proxies, which must be done on the enclosed proxy card. If your Common Shares are held in the name of a broker or other custodian, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. Please check the voting form used by that firm to see if it offers telephone or Internet voting.

     Each proxy duly executed and received prior to the Meeting with a choice specified thereon will be voted as indicated on the proxy. If no direction as to the manner of voting the proxy is made, the proxy will be voted by the persons named thereon: (i) for the election of the nominees named herein as directors (or a substitute therefor if a nominee is unable or refuses to serve); (ii) for the approval of the Galileo International, Inc. Employee Stock Purchase Plan; and (iii) in the discretion of such persons, upon such other matters that properly come before the Meeting.

     At the close of business on the Record Date there were 93,729,416 Common Shares outstanding, each entitled to one vote for each matter to be considered at the Meeting. Stockholders do not have the right to cumulate their vote for the election of directors. In order for business to be conducted at the meeting, a majority of the Common Shares entitled to vote must be present at the Meeting, in person or by proxy, and shall constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the Common Shares that are present, in person or by proxy, will be sufficient to elect a director. Therefore, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will, however, be treated as present in person at the Meeting for purposes of establishing a quorum.

     If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker nevertheless will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

     The affirmative vote of a majority of the Common Shares represented in person or by proxy is required to approve the Galileo International, Inc. Employee Stock Purchase Plan. If you abstain from voting on Proposal 2 or your shares are treated as a broker non-vote for purposes of Proposal 2, your shares will be included in the number of shares voting on the proposal and consequently your abstention will have the same effect as a vote against the proposal.

     The Company will bear the cost of soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy material to beneficial owners of Common Shares. In addition to solicitation by mail, proxies may be solicited electronically, by telephone, telegraph, or personally, by certain officers and regular employees of the Company and its subsidiaries without extra compensation.


                                  VOTING RIGHTS

Voting Common Shares and Special Voting Preferred Stock

     The Company has issued and  outstanding  two classes of voting  securities:
Common Shares and Special Voting Preferred Stock. Each Common Share is entitled to one vote in the election of directors and other matters submitted to a vote of stockholders. The outstanding Special Voting Preferred Stock is divided into three series, each series consisting of one share and entitling the holder thereof to elect one director (and replace such director upon his vacancy) so long as certain Common Share ownership thresholds are maintained. Based upon the number of shares of Special Voting Preferred Stock outstanding and related Common Share ownership, the Special Voting Preferred Stock holders are entitled to elect a total of three members of the Board of Directors. The respective holders of the Special Voting Preferred Stock are entitled to elect their director designee (and replace such director upon his vacancy), voting as a separate class.

     The outstanding Special Voting Preferred Stock currently is held by two entities that are respectively controlled by United Air Lines, Inc. ("United") and SAirGroup (individually an "Airline Stockholder" and collectively the "Airline Stockholders"). Currently, the Airline Stockholder controlled by United (holding two shares of Special Voting Preferred Stock and entitled to elect two directors) has appointed Graham W. Atkinson and Andrew P. Studdert as directors to replace its elected directors, James Goodwin and Frederic F. Brace, respectively. The Airline Stockholder controlled by SAirGroup (holding one share of Special Voting Preferred Stock and entitled to elect one director) has elected Georges P. Schorderet as director. The Airline Stockholder controlled by United has indicated that it will vote its respective shares of Special Voting Preferred Stock to elect Graham W. Atkinson at or prior to the Meeting. Holders of Common Shares are not entitled to vote for the director nominee designated by this Airline Stockholder.


Voting Agreement

     With respect to the remaining directors, the Airline Stockholders have agreed, pursuant to the terms of a stockholders' agreement (the "Stockholders' Agreement "), to vote their Common Shares in favor of the election of three management directors (the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer (or the General Counsel of the Company until the Company has appointed a Chief Operating Officer)) and the independent directors nominated for election by the Board of Directors. See "Certain Relationships and Related Transactions--Stockholders' Agreement." Currently, the management directors are Messrs. James E. Barlett and Anthony C. Swanagan, and the independent directors are Ms. Mina Gouran and Messrs. Wim Dik and Kenneth Whipple. Mr. Paul H. Bristow, Chief Financial Officer, resigned from the Board of Directors as of March 15, 2000. The vacancy created by Mr. Bristow's resignation will be filled by his successor pursuant to the terms of the Stockholders' Agreement.


                         PRINCIPAL HOLDERS OF SECURITIES

     The following table sets forth, as of March 22, 2000, the number of Common Shares and shares of Special Voting Preferred Stock beneficially owned by persons known by the Company to beneficially own more than 5% of any class of the Company's voting securities. See "Voting Rights and Stockholders' Agreement."

                                                            Percent Shares of
                                                 Common       of    Preferred
Beneficial Owner (1)                            Shares      Class     Stock
--------------------                            --------    -------   -----
United Air Lines, Inc. (2)..................     15,940,000    17.0%         2
Capital Research & Management Co. (3).......      7,150,000     7.6%         0
SAirGroup (4)...............................      7,000,400     7.5%         1
Barclays Global Investors, N.A. (5).........      5,696,802     6.1%         0


(1) As used in this table, the term "beneficial owner" has the meaning given such term in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(2) Shares are owned directly by Covia LLC, a wholly-owned subsidiary of United Air Lines, Inc. The business address of Covia LLC is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007.

(3) Shares are owned directly by Capital Research & Management Co. The business address of Capital Research & Management Co. is 333 South Hope Street, Los Angeles, California 90071. The share holdings reported above are as of December 31, 1999, as reported on the Schedule 13G most recently filed by Capital Research & Management Co.

(4) Shares are owned directly by Roscor, A.G., a wholly-owned subsidiary of SAirGroup. The business address of Roscor, A.G. is CH-8058,
     Zurich Airport, Switzerland.

(5) Consists of 4,961,284 shares beneficially owned directly by Barclays Global Investors, N.A., 311,577 shares beneficially owned directly by Barclays Global Fund Advisors, 143,500 shares beneficially owned by Barclays Bank Plc, 32,100 shares beneficially owned by Barclays Funds Limited, 219,335 shares beneficially owned directly by Barclays Global Investors, Ltd. and 29,006 shares beneficially owned directly by Barclays Trust and Banking Company (Japan) Ltd. The business address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address of Barclays Bank Plc is 54 Lombard Street, London, England EC3P 3AH. The business address of Barclays Funds Limited is Gredley House, 11 The Broadway, Stratford, England E15 4BJ. The business address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, England EC3 NHH. The business address of Barclays Trust and Banking Company (Japan) Ltd. is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo, Shibuya-Ku, Tokyo, Japan 150-0012. The share holdings reported above are as of December 31, 1999, as reported on the Schedule 13G most recently filed by the above stockholders.


                        PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors is set at nine members and is divided into three classes. One class of directors is elected annually, and each director in the class serves a three-year term. Of the Board members, three are elected by holders of Special Voting Preferred Stock. Of the remaining six directors, the Airline Stockholders have agreed to vote their Common Shares in favor of three management directors and three independent directors. See "Voting Rights." The positions on the Board to be served by the respective Airline Stockholder directors, the management directors and the independent directors have been distributed among the three classes such that approximately one-third of the Company's Board of Directors will be elected each year and only one management director and one independent director will be elected each year.

     The Board of Directors has nominated Kenneth Whipple as an independent director and James E. Barlett, the Company's Chairman, President and Chief Executive Officer, as a management director, for election to the Board of Directors at the Meeting. Messrs. Whipple and Barlett have indicated their willingness to serve in such capacity if elected. If Messrs. Whipple or Barlett should become unwilling or unable to serve as a director, all duly executed proxies shall be voted for the election of such other person or persons as shall be designated by the Board of Directors. Unless authority to vote for Messrs. Whipple or Barlett is withheld, all votes by a properly executed proxy will be cast in favor of the nominees. Proxies may not be voted for more than two persons in the election of directors at the Meeting.

     At or prior to the Meeting, the Airline Stockholder controlled by United is expected to vote its share of Special Voting Preferred Stock to elect Graham W. Atkinson to the Board of Directors. Holders of Common Shares are not entitled to vote for the director nominee designated by this Airline Stockholder.

     The Board of Directors recommends a vote FOR the independent and management nominees as directors.

     The table below contains a brief description of the business experience and positions held by the nominees and the other incumbent directors of the Company, including the directors appointed by the Airline Stockholders, the management directors and the independent directors.


DIRECTOR NOMINEES--2000

Independent Director


Mr. Kenneth Whipple                Director since 1997                Age: 65

     Mr. Whipple retired from Ford Motor Company on January 1, 1999, after 40 years of service. He had been President of Ford Motor Company's Financial Services Group and Executive Vice President of Ford Motor Company since 1988. He also served as Chairman and Chief Executive Officer of Ford Credit. Prior to that he held various positions within the Ford Motor Company including Vice President-Corporate Strategy and Chairman-Ford of Europe. Mr. Whipple is also on the boards of CMS Energy Corporation, Associates First Capital Corporation and J.P. Morgan Series Trust II Mutual Funds. Mr. Whipple's current term expires in 2000. He currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee.


Management Director


Mr. James E. Barlett              Chairman and Director since 1997   Age: 56

     Mr. Barlett has been President and Chief Executive Officer since November 1994 and Chairman since May 1997. Prior to joining the Company, he served as Executive Vice President of Worldwide Operations and Systems of MasterCard International Corporation ("MasterCard") and was a member of the MasterCard International Operations Committee. Prior to his employment at MasterCard, Mr. Barlett served as Executive Vice President of Operations for NBD Bancorp where from 1979 to 1992 he managed the redevelopment of core banking systems and directed the development, implementation and operation of the Cirrus International automated teller switching system and served as Vice Chairman of Cirrus Inc. Mr. Barlett's current term expires in 2000. He is currently a member of the Nominating Committee.


AIRLINE STOCKHOLDER DIRECTOR--2000
to be elected at or prior to the Meeting by the applicable Airline Stockholder (Holders of Common Shares are not entitled to vote for this director)


Mr. Graham W. Atkinson            Director since 1999                Age: 48

     Since August 1, 1999, Mr. Atkinson has been Senior Vice President-Marketing at United Air Lines, Inc. Prior to that, he was Vice President-Atlantic for United Air Lines, Inc. since July 1995. Mr. Atkinson's current term expires in 2000. Pursuant to the terms of the Special Voting Preferred Stock and the Stockholders' Agreement, Mr. Atkinson replaced James Goodwin as the representative of the Airline Stockholder controlled by United on the Company's Board of Directors in March 1999.


INCUMBENT DIRECTORS--2000

Independent Director


Mr. Wim Dik                        Director since 1998                Age: 61

     Mr. Dik served as Chairman of the Board of Management and Chief Executive Officer of KPN, Royal Dutch Telecom from 1989 until his retirement in 2000. Mr. Dik is a member of the Board of Directors of ABN AMRO-Bank, the Netherlands Board of Tourism and Nuts Ohra Insurance Group. Prior to his appointment at KPN, Royal Dutch Telecom, Mr. Dik was Chairman of the Board of Nederlandse Unilever Bedrijven B.V., a multi-national food and chemical group, after holding various positions within the organization from 1964 to 1988. Mr. Dik also was State Secretary for Foreign Trade from 1981 through 1982. Mr. Dik's term expires in 2001. He is currently a member of the Audit and Nominating Committees.


Independent Director


Ms. Mina Gouran                    Director since 1998                Age: 51

     Ms. Gouran has led the European advanced technology practice of Korn Ferry International since 1996. Prior to her appointment at Korn Ferry, Ms. Gouran was a Managing Partner at Heidrick & Struggles International where she jointly led its global technology practice, having joined the company in 1988. Her career before executive search was in the management of information systems function within the financial services and travel industry sectors. Ms. Gouran is also a Freeman of The Worshipful Company of Information Technologists. Ms. Gouran's current term expires in 2002. She currently chairs the Compensation Committee and serves on the Audit Committee.


Airline Stockholder Director


Mr. Georges P. Schorderet         Director since 1997                Age: 47

     Mr. Schorderet has been Executive Vice President and Chief Financial Officer of SAirGroup and its predecessor since January 1996 and served as Executive Vice President of the predecessor to SAirGroup since joining that company in September 1995. Prior to September 1995, Mr. Schorderet held various positions at Alusuisse-Lonza Holding AG, most recently as Chief Financial Officer and a member of the Executive Committee, positions he had held since 1991. Mr. Schorderet is a member of the boards of directors of Sabena S.A., Crossair AG for Regional European Air Transport, Air Europe SA, Air Littoral SA, Swissport International Ltd., AOM Minerve S.A., Avireal AG, LTU gmbH, Flightlease AG and Flughafen-Immobilien-Gesellschaft (the Zurich Airport real estate company). Mr. Schorderet was a member of the Supervisory Board of the Galileo International Partnership from February 1996 to July 30, 1997. Mr. Schorderet's current term expires in 2001. He currently chairs the Nominating Committee and serves as a member of the Compensation Committee.

Airline Stockholder Director


Mr. Andrew P. Studdert          Director since 2000                Age: 43

     Mr. Studdert has been Executive Vice President and Chief Operating Officer of United Air Lines since July 1999. Prior to that he served as Senior Vice President--Fleet Operations from 1997 and Senior Vice President--Information Services Division and Chief Information Officer from 1995. Pursuant to the terms of the Special Voting Preferred Stock and the Stockholders' Agreement, Mr. Studdert replaced Frederic F. Brace as the representative of the Airline Stockholder controlled by United on the Company's Board of Directors in January 2000.


Management Director


Mr. Anthony C. Swanagan         Director since 1999                Age: 40

     Mr. Swanagan has been Senior Vice President, General Counsel and Secretary since August 1999. Prior to that he was Vice President, Legal since 1998 and joined the Company as Counsel in 1991. Before joining the Company, Mr. Swanagan was associated with the Chicago law firm of Jones, Ware & Grenard. Mr. Swanagan's current term expires in 2001. Pursuant to the terms of the Stockholders' Agreement, Mr. Swanagan replaced Babetta R. Gray as a management director on the Company's Board of Directors in August 1999.




Committees of the Board of Directors

     The  Board of  Directors  of the  Company  has three  standing  committees,
consisting  of  an  Audit  Committee,   Compensation  Committee  and  Nominating
Committee.

     The Audit Committee reviews and makes recommendations to the Board with respect to the selection of independent auditors, the fees paid to such auditors, the adequacy of the audit and accounting procedures of the Company and such other matters as may be delegated specifically to the Audit Committee by the Board. The Audit Committee regularly meets with representatives of the independent auditors, the Company's internal audit manager and with the financial officers of the Company separately or jointly. The Audit Committee met three times during 1999. The members of the Audit Committee are Messrs. Dik and Whipple and Ms. Gouran.

     The Compensation Committee annually approves and then reviews with the Board of Directors the compensation of the Chairman, President and Chief Executive Officer of the Company. The Compensation Committee also reviews, advises and consults with the Chairman, President and Chief Executive Officer on the compensation of the other officers and key employees and as to the Company's policy on compensation. It also administers the Company's 1999 Equity and Performance Incentive Plan (the "Incentive Plan") which authorizes the issuance of various forms of stock-based awards, including the grant of stock options, and it is charged with the responsibility of interpreting the Incentive Plan. The Compensation Committee also has general oversight responsibility with respect to the Company's other employee benefit programs. In addition, the Compensation Committee also renders advice and counsel to the Chairman, President and Chief Executive Officer on the selection of executive officers of the Company and key executives of the Company's major subsidiaries. The
Compensation Committee met six times during 1999. The members of the Compensation Committee are Messrs. Schorderet and Whipple, and Ms. Gouran.

     The Nominating Committee recommends nominees to the Board to fill vacancies or as additions to the Board of Directors. Although the Nominating Committee does not specifically solicit suggestions from stockholders as to possible candidates, the Nominating Committee will consider stockholders' recommendations. Suggestions, together with a description of the proposed nominee's qualifications, stockholdings in the Company, other relevant biographical information, and an indication of the willingness of the proposed nominee to serve, should be sent to the Secretary of the Company in a manner consistent with the procedures set forth in the Company's by-laws. The
Nominating Committee met four times during 1999. The members of the Nominating Committee are Messrs. Barlett, Dik and Schorderet.

     During 1999, the Board of Directors met twelve times. All incumbent directors attended at least 75% of the meetings of the Board and all committees of the Board on which the respective director served with the exception of Mr. Dik who attended 67% of such Board meetings, 33% of the Audit Committee meetings and 50% of the Nominating Committee meetings.


Compensation of Directors

     Retainer and Fees. Each director who is not a salaried employee of the Company or any of its subsidiaries receives a $25,000 yearly retainer for services on the Board of Directors. In addition to the retainer, directors who are not salaried employees of the Company or any of its subsidiaries receive $1,000 for each in-person Board and committee meeting attended, and $500 for each telephonic Board or committee meeting in which such director participates.

     The Director Plan and Fee Deferral. The Company has adopted the Galileo International, Inc. 1997 Non-Employee Director Stock Plan (the "Director Plan"). The principal purpose of the Director Plan is to attract and retain the services of qualified individuals who are not employees of the Company to serve as members of the Board and to better align their interests with the interests of the Company's stockholders. Directors who are also employees of the Company are not entitled to participate in the Director Plan. As described below, participants in the Director Plan may be entitled to receive options to purchase Common Shares, phantom stock units, or cash. In the case of directors who are employees of the airlines who designate and elect such directors (each an "Airline Director"), such individuals receive the cash equivalent of such options. The Director Plan also permits independent directors to defer payment of a portion of their director's fees in accordance with the terms and conditions set forth in the Director Plan. Subject to the provisions of the Director Plan, the maximum number of Common Shares which may be issued under the Director Plan is 500,000.

     The Director Plan authorizes awards of options to purchase Common Shares to independent directors. Each option generally vests and becomes exercisable six months after the date of grant and expires ten years from the date of grant, subject to early vesting, exercisability, and expiration as provided in the Director Plan. The option has a per share exercise price equal to the fair market value of the Common Shares on the date of grant. Upon the date of a non-employee director's election (other than the election of a substitute Airline Director), appointment or reelection, such director will be granted an option to purchase (4,000 x Y)-(1,000 x (Y-1)) Common Shares where Y = the number of years in such director's term. In non-election years an option to purchase 1,000 Common Shares is granted to each eligible director. The exercise price of a stock option may be paid in cash or previously owned stock or a combination thereof.

     Notwithstanding the foregoing, at such time that an option would otherwise vest under the Director Plan, an Airline Director will receive in lieu of such option a cash payment equal to the value of the option calculated on the basis of the Black-Scholes Option Pricing Model. Such cash payment is transferred to such Airline Director's employer, unless the employer has instructed the Company to make such payment directly to the Airline Director.

     Independent directors also may elect to defer all or a specified percentage of their directors' fees (in multiples of five percent) under the Director Plan. Such deferrals will be credited to a deferred compensation account set up for that director. All amounts in this account are nonforfeitable at all times. The portion of the fees that the director elects to defer is credited in the form of phantom stock units to the deferred compensation account as of the last business day of the fiscal quarter in which such portion of the director's fees would otherwise have been payable to the director. The number of phantom stock units to be credited to the deferred compensation account are determined by dividing the amount of the director's fees deferred over such quarter by the fair market value of Common Shares as of the date of crediting. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Shares, each phantom stock unit credited to the deferred compensation account of such director is credited with dividend equivalents. The crediting of phantom stock units to such director's deferred compensation account does not confer on the director any rights as a stockholder of the Company. Payment of the deferred benefits credited in phantom stock units is in Common Shares. As of March 22, 2000:

     o there were no phantom shares credited to directors pursuant to the deferred compensation arrangement under the Director Plan;

     o Messrs. Dik's and Whipple's and Ms. Gouran's accounts were credited in 1999 with 1,000, 1,000 and 10,000 Common Shares, respectively, under the stock option arrangement of the Director Plan; and

     o the Airline Directors' employees received the following cash payments in 1999 in lieu of stock options as provided under the Director Plan: $13,000 to Mr. Atkinson and $13,000 to Mr. Schorderet.

                          OWNERSHIP OF COMMON STOCK BY
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 22, 2000, the number of Common Shares beneficially owned by (i) each director (including those owned by James
E. Bartlett and Anthony C. Swanagan who also serve as Executive Officers of the Company) and Paul H. Bristow, who served as a director and an Executive Officer of the Company until March 15, 2000, (ii) the persons named in the Summary Compensation Table below, and (iii) all directors and Executive Officers as a group. In addition to Messrs. Barlett and Swanagan, the following also serve as executive officers of the Company (collectively, the "Executive Officers"): Lyn Bulman, Michael G. Foliot, Babetta R. Gray, James E. Lubinski and David A. Near.

Name of Individual and                        No. of Shares
No. of Persons in Group                       Beneficially         Percent of
                                                Owned(1)             Class(2)
Directors
     James E. Barlett..................         222,084(3)                *
     Graham W. Atkinson................               0                   *
     Paul H. Bristow...................          74,951(4)                *
     Wim Dik...........................          11,000                   *
     Mina Gouran.......................          14,000                   *
     Georges P. Schorderet.............           1,500                   *
     Andrew P. Studdert................               0                   *
     Anthony C. Swanagan...............           1,518                   *
     Kenneth Whipple...................          14,000                   *

Executive Officers
     Babetta R. Gray...................          53,918                   *
     James E. Lubinski.................          75,384                   *
     David A. Near.....................          59,951                   *
     All Directors and Executive Officers
     as a Group (14 persons).....               634,874(4)                *


(1) The directors and Executive Officers, and all directors and Executive Officers as a group, have sole voting and sole investment power over the Common Shares listed except for Mr. Foliot, Ms. Gray, and Ms. Bulman, who each share voting and investment power with a third party.

(2) An asterisk indicates that the percentage of shares beneficially owned by the named individual does not exceed one percent (1%) of the Common Shares.

(3) Includes Mr. Barlett's restricted stock award of 97,900 shares, which was granted in two equal annual installments of 48,950 shares each on June 18, 1998 and June 18, 1999 for which Mr. Barlett has voting and investment power.

(4) Includes the Common Shares owned by Mr. Bristow, who served as Executive Vice President, Chief Financial Officer and Treasurer until March 15, 2000.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), requires that reports of beneficial ownership of Common Shares and changes in such ownership be filed with the Securities and Exchange Commission by the Company's directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities. The Company is required to conduct a review and to identify in its proxy statement each director, officer or person who owns more than 10 percent of a registered class of the Company's equity securities who failed to file a required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis for the fiscal year ended December 31, 1999.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation paid for services rendered to the Company during the Company's last three fiscal years in all capacities and received by (i) the Company's Chairman, President and Chief Executive Officer during 1999 and (ii) the Company's four most highly paid Executive Officers during 1999 other than the Chairman, President and Chief Executive Officer (collectively, the "Named Executive Officers").



                                                                                               Long Term Compensation
                                                                                               ----------------------
                                                                   Annual Compensation           Awards                 Payouts
                                                                   -------------------           ---------            ----------

                                                                                  Other                                     All
                                                                                 Annual  Restricted  Securities            Other
                                                                                 Compen-   Stock     Underlying   LTIP    Compen-
 Name and Principal Position                            Year  Salary     Bonus    sation  Awards       Options   Payouts  sation(5)
                                                                ($)      ($)      ($)      ($)           (#)       ($)      ($)
----------------------------------------------           ---    ---      ---      ---     -----          ---       ---      ---
James E. Barlett                                        1999 $591,273 $ 726,000    --   $1,996,181(2)   101,000     --     $ 9,700
    Chairman, President and                             1998 $528,770 $ 801,310    --   $1,996,181(2)   256,150 $396,923(3)$ 9,700
    Chief Executive Officer                             1997  459,000   360,480    --       --          216,200  119,456(4)  9,018


Paul H. Bristow(6)                                      1999  261,313   265,975    --       --           33,000     --       9,700
    Executive Vice President,                           1998  242,629   247,500    --       --          155,150  184,855(3)  9,307
    Chief Financial Officer                             1997  217,360   132,484 $42,962(1)  --           62,200   56,047(4)  7,057
    and Treasurer


Babetta R. Gray                                         1999  215,276   214,200    --       --           26,000     --       8,925
    Executive Vice President,                           1998  184,947   184,275    --       --          121,150   87,125(3)  8,322
    Subscriber Sales & Marketing                        1997  152,570   100,671    --       --           44,200   16,927(4)  8,056


James E. Lubinski                                       1999  289,454   270,000      --     --           36,000     --       9,700
    Executive Vice President,                           1998  259,614   284,625      --     --          171,150  155,944(3)  9,201
    Operations                                          1997  206,458   109,165      --     --           60,200   40,479(4)  5,254


David A. Near                                           1999  226,609   205,920  150,248(1) --          29,000     --        9,300
    Senior Vice President,                              1998  202,382   198,000   90,997(1) --         137,150   80,074(3)   8,243
    Internet and E-Commerce                             1997  144,625    76,470   43,186(1) --          42,200   15,072(4)   6,556


(1) Represents non-cash benefits which must be disclosed because they are in excess of the lesser of either $50,000 or 10 percent of the total of annual salary and bonus related to personal travel and spousal travel on business trips for Mr. Bristow; and relocation expenses and personal travel in 1997, and housing, car, storage and transportation expenses in 1999 and 1998, for Mr. Near.

(2) Effective April 1, 1998, Mr. Barlett was granted restricted stock in two equal annual installments of 48,950 shares each on June 18, 1998 and June 18, 1999.

(3) Represents payments made in 1998 based on phantom shares that entitled the holder to cash in the amount of the fair market value of the Common Shares plus dividend equivalents. Phantom shares were granted to the Named Executive Officers in 1997 in exchange for awards previously granted in 1995 through 1997 under the Company's Long Term Incentive Plan, which has been discontinued.

(4) Represents payments made under the Company's Long-Term Incentive Plan, which was discontinued during 1997.

(5) All Other Compensation consists of (i) amounts contributed for fiscal 1999, 1998 and 1997 of $4,800, $4,800 and $4,750, respectively, under the
     Company's 401(k) Savings Plan for each of the Named Executive Officers; and
     (ii) payments made in fiscal 1999, 1998 and 1997 representing money allocated to, but unused for, benefit programs for Mr. Barlett ($4,900, $4,900 and $4,268); Mr. Bristow ($4,900, $4,507 and $2,307); Ms. Gray
     ($4,125,  $3,522 and $3,306);  Mr. Lubinski ($4,900,  $4,401 and $504); and
     Mr. Near ($4,500, $3,443 and $1,806).

(6) Mr. Bristow served as Executive Vice President, Chief Financial Officer and Treasurer of the Company until March 15, 2000.


Option/SAR Grants in Last Fiscal Year

     The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during 1999.

                                Individual Grants
                                ---------------
                                 Percent of
                                 Total
                    Number of    Options/SARs
                    Securities   Granted to
                    Underlying   Employees   Exercise                Grant Date
                   Options/SARs  in Fiscal   or Base    Expiration     Present
Name                 Granted (1)   Year      Price        Date        Value (2)
----                   ----         -----    -------     ---------    ---------
James E. Barlett...   101,000        22.37   $48.03     17 Jun 09    $1,971,823
Paul H. Bristow(3).    33,000         7.31    48.03     17 Jun 09(3)    644,259
Babetta R. Gray....    26,000         5.76    48.03     17 Jun 09       507,598
James E. Lubinski...   36,000         7.97    48.03     17 Jun 09       702,828
David A. Near.......   29,000         6.42    48.03     17 Jun 09       566,167

(1) All options granted at $48.03 vest in equal annual installments over a three-year period beginning on the first anniversary of the date of grant. No SARs were granted during the last fiscal year.

(2) Present value calculated assuming the stock options are valued using the Black-Scholes Option Pricing Model. Assumptions used in the model are: estimated future yield of 1.00%; expected option term of five years; risk-free rate for option term of 6.00%; and estimated future volatility of 40.00%. The option values shown are based on the model and actual value, if any, will depend on stock price change.

(3) Mr. Bristow served as Executive Vice President, Chief Financial Officer and Treasurer of the Company until his resignation effective March 15, 2000. Pursuant to Mr. Bristow's 1999 stock option grant, such options are exercisable, to the extent they were exercisable on the date of his resignation, within either 90 days or six months following such resignation depending on the terms of the relevant grant.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options Values


                                                   Number of                       Value of
                                              Securities Underlying              Unexercised
                                              Unexercised Options/SARs     In-The-Money Options/SARs
                                               at Fiscal Year-End             at Fiscal Year-End (1)
                                          ____________________________  ____________________________
                   Shares
                  Acquired      Value      ----------     ------------   -----------    -------------
Name              on Exercise  Realized    Exercisable    Unexercisable  Exercisable    Unexercisable

James E. Barlett      0            0         116,184        457,166        273,699      504,989
Paul H. Bristow(2)    0            0         70,451         179,899         79,081       145,206
Babetta R. Gray       0            0         53,718         137,632         56,334       103,154
James E. Lubinski     0            0         75,184         192,166         76,554       140,534
David A. Near         0            0         58,451         149,899         53,806        98,481



(1) The value of "in-the-money" options represents the difference between the exercise price of such options and $29.9375, the closing price of the Common Shares on the New York Stock Exchange on December 31, 1999. No SARs were granted to the Named Executive Officers.

(2) Mr. Bristow served as Executive Vice President, Chief Financial Officer and Treasurer of the Company until his resignation effective March 15, 2000.


Pension Plan

     The Company sponsors the Galileo International Employees Pension Plan (the "Pension Plan"), which is a non-integrated qualified defined benefit pension plan covering most U.S. full time employees of the Company. The following table shows the estimated annual pension benefits under the Pension Plan and the SERP (as hereinafter defined) in the remuneration and years of service classifications indicated (without regard to the offsets described below).


                               Pension Plan Table
                               ------------------
                                    Years of Service
                           15         25        20        30        35
                           ----      ----      ----      ----      ----
$200,000                 $48,000    $64,000   $80,000   $96,000   $112,000
$250,000                  60,000     80,000   100,000   120,000    140,000
$300,000                  72,000     96,000   120,000   144,000    168,000
$350,000                  84,000    112,000   140,000   168,000    196,000
$400,000                  96,000    128,000   160,000   192,000    224,000
$450,000                 108,000    144,000   180,000   216,000    252,000
$500,000                 120,000    160,000   200,000   240,000    280,000
$550,000                 132,000    176,000   220,000   264,000    308,000
$600,000                 144,000    192,000   240,000   288,000    336,000
$650,000                 156,000    208,000   260,000   312,000    364,000
$700,000                 168,000    224,000   280,000   336,000    392,000
$750,000                 180,000    240,000   300,000   360,000    420,000
$800,000                 192,000    256,000   320,000   384,000    448,000
$850,000 or more         204,000    272,000   340,000   408,000    476,000

     The basic monthly payment under the Pension Plan determined as a single life annuity payable at age 65 is equal to 1.6% of the participant's final average compensation multiplied by the number of his/her months of qualified service divided by 12. Retirement benefits are subject to the annual pension limitations imposed under Section 415(d) and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), for which limitations vary annually. The Covia Supplemental Retirement Plan (the "SERP"), a nonqualified plan, provides benefits over the applicable Code limitations.

     The benefits under the Pension Plan and the SERP shown above are calculated on a single life annuity basis and assume retirement at age 65. As of March 1, 2000, Ms. Gray and Messrs. Barlett, Bristow, Lubinski and Near had 86, 51, 73, 43 and 92 months of qualified service, respectively, under the Pension Plan. Mr. Bristow served as Executive Vice President, Chief Financial Officer and Treasurer of the Company until his resignation effective March 15, 2000.

     For purposes of the Pension Plan, "final average compensation" means the highest monthly average of a participant's compensation attributable to the 60 consecutive months of service occurring during the last 120 months of service of employment (unless the participant has fewer than 60 months of service with the employer). "Compensation" means amounts paid to the participant for base pay, overtime, double shift, shift differentials, lump sum merit pay, holiday rotating day off, holiday worked rotating day off, commissions, retroactive pay, management incentive bonuses and special incentives for certain retirees paid prior to September 1, 1993. Generally, only those items reflected as either salary or bonus in the Summary Compensation Table are considered in determining benefits under the Pension Plan and the SERP. Benefits under the Pension Plan and the SERP are not subject to reduction for social security benefits.


Employment Agreements

Chairman, President and Chief Executive Officer

     James E. Barlett is a party to an employment agreement with the Company dated February 23, 2000 (the "Agreement"). The term of the Agreement continues for three years, but is automatically renewed every February 23 for an additional year, such that there is always three years remaining in the term of the Agreement on each February 23. The Agreement provides for a salary of $605,000 per annum, reviewed by the Compensation Committee and increased at its discretion. The Agreement also provides for Mr. Barlett's participation in the Company's incentive and benefit plans as well as an airfare and car allowance. The Agreement may be terminated immediately by the Company for "Cause" or by Mr. Barlett with "Good Reason" (as such terms are defined in the Agreement).

     If the Agreement is terminated by the Company without Cause or by Mr. Barlett for Good Reason, within 30 days after termination, the Company must pay Mr. Barlett (i) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination through the termination date, to extent not theretofore paid, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the Management Incentive Plan ("MIP") attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to Mr. Barlett's annual salary at its rate in effect at the termination date, for a period of 12 months or the remaining term of the Agreement, whichever is less, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement. In addition, commencing 12 months after the date of termination, and for a period of 24 months or the remaining term of the Agreement following the date that is 12 months after the termination date, whichever is less, the Company must pay Mr. Barlett an additional amount equal to Mr. Barlett's annual salary, payable on a monthly basis, plus a monthly amount equal to one-twelfth of the amount Mr. Barlett would have earned under the MIP for that year, assuming a 100% target achievement. The monthly payments will be decreased to reflect income generated by Mr. Barlett from any other employment or business activities, other than income from personal investments. The Company also will provide group insurance benefits to Mr. Barlett for a 24-month period following a termination without Cause or a resignation for Good Reason, or until Mr. Barlett becomes entitled to receive benefits from another employer.

     If the Agreement is terminated by the Company without Cause prior to a "Change in Control" (as such term is defined in the Agreement) as a condition of the agreement to which the Change in Control occurs, or if the Company terminates the Agreement without Cause within two years following a Change in Control, or if Mr. Barlett terminates the Agreement with Good Reason within two years following a Change in Control, within 30 days after termination, the Company must pay Mr. Barlett (i) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the 12-month period following the date of termination, assuming 100% target achievement, multiplied by the number three. The Company also will provide group insurance benefits to Mr. Barlett for three years following a termination without Cause or a resignation for Good Reason within the applicable Change in Control time periods or until Mr. Barlett becomes entitled to receive benefits from another employer.

     The Agreement also contains a confidentiality provision.

Named Executive Officers

     Ms. Gray and Messrs. Bristow, Lubinski and Near (collectively, the "Executive" or "Executives") are each parties to an employment agreement with the Company dated June 1999 (the "Agreements"), respectively. The Agreements provide for a base salary per annum reviewed by the Compensation Committee and increased at its discretion. The Agreements provide for participation in the Company's incentive and benefit plans as well as a car allowance. The term of each of these Agreements continues indefinitely until terminated by the Company or Executive. Each of the Agreements may be terminated immediately by the Company with "Cause" or by the Executive with "Good Reason" (as such terms are defined in the Agreement).

     If any of the Agreements is terminated by the Company without Cause or by the Executive for Good Reason, within 30 days after termination, the Company must pay the Executive (i) a lump sum equal to the sum of the Executive's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation the Executive would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to the Executive's annual salary at its rate in effect at the termination date as well as an amount equal to the amount of annual compensation the Executive would have received under the MIP for that 12 month period assuming a 100% target achievement. In addition, commencing 12 months after the date of termination and for 12 months thereafter, the Company must pay the Executive an additional amount equal to the Executive's annual salary at the rate in effect at the time of termination on a monthly basis, plus a monthly amount equal to one-twelfth of the amount the Executive would have earned under the MIP for that year, assuming a 100% target achievement. Such monthly payments are decreased to reflect income generated by Executive from any other employment or business activities, other than income from personal investments. The Company also will provide group insurance benefits to the Executive for the lesser of a 24-month period or until Executive becomes entitled to receive benefits from another employer.

     If any of the Agreements is terminated by the Company without Cause prior to a "Change in Control" (as such term is defined in the Agreement) as a condition of the agreement to which the Change in Control occurs, or if the Company terminates any of the Agreements without Cause within two years following a Change in Control, or if an Executive terminates his or her respective Agreement with Good Reason within two years following a Change in Control, within 30 days after termination, the Company must pay the Executive
(i) a lump sum equal to the sum of the Executive's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation the Executive would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to two times the Executive's salary, at its rate in effect at the Termination Date, plus an amount equal to two times the annual incentive compensation the Executive would have received under the MIP, assuming 100% target achievement. The Company also will provide group insurance benefits to the Executive for a period of 24 months, or until the Executive becomes entitled to receive benefits from another employer.

     The Agreements contain a confidentiality provision. Mr. Bristow terminated his Agreement without Good Reason effective March 15, 2000.


Stock Option Agreements

     Ms. Gray and Messrs. Barlett, Bristow, Lubinski and Near (collectively, the "Executive" or "Executives") are each parties to a Non-Qualified Stock Option Agreement issued under the Company's 1997 Stock Incentive Plan, as amended and the 1999 Equity and Performance Incentive Plan (the "Agreements"), respectively. The Agreements provide for the grant of a stock option (the "Option") to purchase Common Shares at a price determined by the Compensation Committee on the date of grant. The term of each Option commences on the date of grant and unless earlier terminated, expires on a date determined by the Compensation Committee. Subject to the expiration or earlier termination of the Option, the vesting of the Option also is determined by the Compensation Committee. If the Executive ceases to be employed by the Company pursuant to a "Change of Control" (as such term is defined in the Agreements), the ability to exercise the Option granted is accelerated. However the Option is not exercisable at any time after the date of expiration of the Option.


             Compensation Committee Report on Executive Compensation

Executive Compensation Philosophy

     The Compensation Committee provides direction to the Company's Board of Directors in maintaining a compensation program that is consistent with the Company's overall compensation philosophy. The compensation philosophy supported by the Compensation Committee recognizes the need to attract and retain high caliber staff to meet the Company's business requirements. In doing so, however, the Compensation Committee is mindful of overall stockholder return and believes that incentive program design and payments should reflect appropriately comparisons with peer company performance.s20

     The Compensation Committee advises, recommends and approves compensation strategies, policies, and pay levels necessary to support the business. Subject to the approval of the Board, the Compensation Committee determines the remuneration of the Chairman, President and Chief Executive Officer and other corporate executives. Only directors who are not employees of the Company may serve on the Compensation Committee. As of December 31, 1999, the Compensation committee consisted of two Airline Stockholder representatives and two independent directors. Following a secondary offering of the Company's stock in June 1999, the Company redeemed KLM's share of Special Voting Preferred Stock and Mr. Frank Rovekamp, the Airline Stockholder representative from KLM, left the Committee. Mr. Rovekamp was replaced by Mr. Georges Schorderet, the Airline Stockholder representative from SAirGroup. Ms. Gouran, an independent director, assumed the Chair of the Committee.


Executive Compensation

     To determine appropriate levels of compensation, competitive market data is provided to the Compensation Committee by independent compensation consultants. In general, the Company's compensation levels are compared to a group of peer companies although the Compensation Committee also takes into account the specialist functional expertise and experience of the executives whose salaries are reviewed. The Compensation Committee approves the selection of companies used as a peer group, which are selected based on similar types of volume data processing businesses as the Company.

     The Company's executive remuneration consists of base salary, annual bonus, long term compensation and benefits. Subject to the approval of the Board, the Compensation Committee determines all elements of compensation for the President, Chairman & Chief Executive Officer. For the Executive Officers, the Compensation Committee makes determinations based on relevant data and recommendations made by the President, Chairman & Chief Executive Officer. Each component of Executive Officer compensation is reviewed further below.


o   Base Salaries

     Base salaries are reviewed annually by the Compensation Committee and changes are determined based on a subjective assessment of a range of factors, including the individual's performance, the responsibilities of the position, competitive practice and the experience of the executive filling the position.


o   Annual Bonus

     The annual bonus program provides annual cash bonuses to the corporate officer group as well as to other managers within the company. The target bonus ranges from 60% to 80% of annual base income for the Executive Officers, including the President, Chairman & Chief Executive Officer. Annual bonus awards are based on corporate financial performance for the Executive Officers.


o   Long Term Incentive Compensation

     Prior to July 1997, the company had a Long Term Incentive Plan (the "LTIP") that was intended to reward executives for superior performance in achieving long term goals. In July 1997, the LTIP was discontinued and deferred compensation arrangements were put in place to convert existing awards under the LTIP into phantom shares of common stock. Outstanding awards from the remaining 1995, 1996 and 1997 award cycles were converted into phantom shares to be paid at the fair market value of shares of Common Stock under the same schedule as applied to the LTIP. Currently, only the final payment from the 1997 award cycle remains to be made.

     In 1997 the Company replaced the LTIP with the Galileo International, Inc. 1997 Stock Incentive Plan as a means to reward long-term planning and to encourage retention. The Galileo International, Inc. 1997 Stock Incentive Plan was subsequently replaced with the Galileo International, Inc. 1999 Equity and Performance Incentive Plan. The Compensation Committee administers both plans. The primary award under this plan is stock options but in special circumstances the use of common shares and performance shares is permitted.


o   Chairman, President and Chief Executive Officer Compensation

     The Compensation Committee reviews the base salary of the Chairman, President and Chief Executive Officer annually and recommends any adjustment based on a subjective assessment of his contribution as well as the overall performance of the Company. The Compensation Committee reviewed the Chairman, President and Chief Executive Officer's duties and objectives with respect to its compensation determination. Such duties and objectives included preparation of the Company for the Year 2000 date change; the improvement of network services; the identification of and action taken with respect to targets for investment; the Chairman, President and Chief Executive Officer's communication with key audiences and the Board; the development, implementation and oversight of the business strategy for the Company; employee development and communication with employees; the development of a transition plan to a new U.S. sales force; and oversight of customer satisfaction and market development programs. In April 1999, the Chairman, President and Chief Executive Officer's salary was increased to $605,000. His annual bonus for 1998, which was paid in 1999, was determined based on a formula relating to the Company's financial performance. As part of a compensation review in 1998, the President, Chairman and Chief Executive Officer was granted a special equity incentive reward in addition to his annual stock option grant. This restricted stock grant of 97,900 shares was awarded in two equal annual installments in 1998 and 1999. Vesting on this grant is at 20% per year for the first installment and 25% per year for the second.


o   $1,000,000 Compensation Limit on Deductibility

     Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts corporate tax deductions on amounts paid in excess of $1,000,000 to the Chairman, President and Chief Executive Officer and the other Executive Officers. The Compensation Committee will make reasonable efforts to ensure the tax deductibility of all amounts paid to such Executive Officers in its compensation decisions consistent, however, with sound executive compensation policy and the needs of the Company.

                                                         Compensation Committee

                                                          Mina Gouran, Chair
                                                          Kenneth Whipple
                                                          Georges Schorderet


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Mina Gouran, Georges Schorderet and Kenneth Whipple. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its subsidiaries. Ms. Gouran has been Managing Partner of Korn/Ferry International since 1996. Mr. Schorderet has been Executive Vice President and Chief Financial Officer of SAirGroup since 1996. Mr. Whipple retired from Ford Motor Company on January 1, 1999. The Company has entered into commercial agreements and other arrangements with each of Korn/Ferry International and SAirGroup which contemplate certain services and payments between the companies. See "Certain Relationships and Related Transactions."

     Mr. Barlett, the Company's Chairman, President and Chief Executive Officer, was elected to the Board of Directors of Korn/Ferry International in 1999. Mr. Barlett also serves on Korn/Ferry International's Nominating and Audit Committees. The Company has entered into certain commercial agreements and arrangements with Korn/Ferry International and certain of its affiliated companies (collectively "Korn/Ferry ") that contemplate certain services and payments between the companies. See "Certain Relationships and Related Transactions."


                                PERFORMANCE GRAPH
                      COMPARISON OF CUMULATIVE TOTAL RETURN

     The graph below compares the percentage changes in the Company's cumulative total stockholder return from July 25, 1997 (the first trading date of the Company's Common Shares) through December 31, 1999 with the cumulative total return of the S&P 500 Index and the Peer Group (1) for the same period. The graph assumes the investment of $100 and the reinvestment of all dividends. The stock performance shown on the graph below is not necessarily indicative of future stock price performance.

                                      PERFORMANCE GRAPH

                                  Galileo     S&P 500  Peer Group
                                International
July 25, 1997..........              100.00   100.00     100.00
December 31, 1997......              113.01   103.97      96.64
December 31, 1998......              179.27   134.16     124.77
December 31, 1999......              124.40   162.64     161.16

(1) The peer group consists of Automatic Data Processing, Inc., Ceridian Corporation, DST Systems, Inc., First Data Corporation, National Data Corporation, National Processing, Inc., Paychex, Inc., and Sabre Holdings Corporation. During 1999, two of the components of the Company's Self-Determined Peer Group, BA Merchant Services, Inc. and Paymentech, Inc., were acquired. BA Merchant Services became a wholly owned subsidiary of Bank of America National Trust and Savings Association on April 28, 1999 and on July 26, 1999, First Data Corporation acquired the publicly-traded outstanding shares of Paymentech, Inc. As a result of these acquisitions, these companies are no longer components of the Company's Peer Group.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into various commercial and other agreements with the airline affiliates of the Airline Stockholders and with Korn/Ferry. Three of the Company's directors are affiliated with the Airline Stockholders and one director is affiliated with Korn/Ferry. See "Proposal 1: Election of Directors."


Commercial Agreements

Computer Services Agreements

     The Company has entered into Computer Services Agreements ("CSA") with the airline affiliates of the Airline Stockholders. Under the Computer Services Agreements, the Company provides certain fares quotation services, internal reservation services, other internal management services and software development services. The Computer Services Agreements, other than with respect to fares quotation services and services to United, each discussed below, are generally cancelable by either party upon six months' prior written notice, except the Company may not cancel any such agreement prior to the third anniversary of the Company's initial public offering in July 1997 ("IPO"). The Computer Services Agreements generally require the Company to provide the services thereunder at prices based upon a fully allocated cost methodology for a period of up to three years following the IPO, after which pricing will be determined on an arm's-length basis.

     The Company also provides fares quotation services to SAirGroup through its GlobalFaresTM fares quotation system. The Company provides such fares quotation services under pricing arrangements that were in effect prior to the IPO, and will continue to provide such service at such pricing for a period of approximately five years following the Company's IPO after which pricing will be determined on an arm's-length basis. These services may be canceled by either party upon six months' prior written notice (except the Company may not cancel the provision of such services prior to the end of the existing pricing period).

     The Company also provides internal reservation services, other internal management services and software development services to United in accordance with an amendment of the Company's CSA with United, which modified pricing and other provisions and extended the term of the Agreement to December 31, 2004, subject to United's right to terminate one year early or extend for an additional year upon one year's notice.

     For the year ended December 31, 1999, the Company recorded revenue of approximately $23.9 million and $0.7 million from United and SAirGroup, respectively, for services rendered under the Computer Services Agreements.


Network Services Agreement

     The Company is a party to a Network Services Agreement with United pursuant to which the Company provides United the use of the Company's network for communication services and manages such communication services. The Network Services Agreement continues in effect until terminated by either party upon two years prior written notice. For the year ended December 31, 1999, the Company recorded revenue of $41.5 million from United for such services.


Global Airline Distribution Agreements

     The Company has entered into Global Airline Distribution Agreements with the airline affiliates of the Airline Stockholders as well as with each of its airline customers. Under the Global Airline Distribution Agreements, travel vendors store, display, manage and sell their services through the Company's Apollo(R) and Galileo(R) systems. Airlines are offered varying levels of functionality at which they can participate in the Company's systems. The Company also provides travel vendors marketing data generated from reservation activity in the Company's systems for fees that vary based on the type and amount of information provided. This information assists travel vendors in the management of their inventory and yields.

     For the year ended December 31, 1999, the Company recorded revenue of approximately $138.4 million and $23.4 million from United and SAirGroup, respectively, for services rendered under the Global Airline Distribution Agreements.


Other Distribution Support

     During 1999, the Company had an arrangement with United pursuant to which United provided support for the Company's distribution efforts in certain countries in Latin America. For the year ended December 31, 1999, the Company paid United approximately $2.4 million for these support services.


Termination of Revenue Sharing Obligations

     During 1997, in conjunction with the acquisition of Traviswiss, the Company terminated its obligations under the Galileo International Partnership agreement to share with SAirGroup a portion of the booking fee revenue generated in certain European territories. In consideration of the termination of such revenue sharing obligations, the Company agreed to pay SAirGroup, in four annual installments, the aggregate amount of $22.4 million. Payments under this agreement for the year ended December 31, 1999 were $6.6 million to SAirGroup.


Sales Representation Agreements

     Until early 1999, the Company had exclusive sales representation agreements with United and US Airways pursuant to which these airlines provided the personnel to sell the Company's Apollo(R) brand reservations products to subscribers in the United States and Mexico. In late 1999, the Company entered into a non-exclusive agreement with United for various sales activities in conjunction with the Company's internal sales force. For the year ended December 31, 1999, the Company recorded expenses of approximately $1.2 million to United for such services.


Services Agreements

     In 1999, the Company recorded a special charge of $83.2 million related to the extinguishment of a portion of its liability arising from a services agreement with United Airlines. This services agreement was entered into at the time of the Company's acquisition of Apollo Travel Services Partnership in July 1997. Under the agreement, United Airlines agreed to provide the Company with marketing and other support in the U.S. and Mexico. In exchange for these services, the Company agreed to compensate United Airlines if it achieved specific air segment growth and price increases over a five-year period. Although the Company was accruing for the estimated liability under the services agreement in line with lower levels of historical and projected pricing, as a result of the price increase in the U.S. and Mexico that became effective on January 1, 2000, the Company now expects to owe the full price-related obligation. In December 1999, the Company created and funded a qualified special-purpose entity to provide for payment of this price-related obligation to United Airlines in July 2002. The Company transferred $97.3 million in assets to this special-purpose entity. As a result, the Company has no further payment obligation to United Airlines related to price increases under the services agreement.

     In connection with the Company's acquisition of Traviswiss, the Company entered into a services agreement with SAirGroup (the "Additional Services Agreement") pursuant to which SAirGroup provides services designed to assist the Company in growing the business of Traviswiss. During the sixth year following the effective date of the Additional Services Agreement, the Company will pay SAirGroup a fee of up to $6.8 million (on a present value basis) based on improvements in the Company's air booking fee revenue over the five year period immediately following the acquisition.


Other Services

     In the ordinary course of business, the Company purchases airline related business travel services and communication services from United. The Company also rents facilities from United. For the year ended December 31, 1999, the Company paid approximately $8.9 million to United related to these services.


Stockholders' Agreement

     Simultaneously with the consummation of the IPO, the Company and the Airline Stockholders and certain affiliates entered into the Stockholders' Agreement, which was amended on June 20, 1998 and July 15, 1999. Pursuant to this Agreement the Airline Stockholders agreed to vote their shares and take such other actions as are necessary to cause the Board of Directors of the Company to (i) consist of the number of members the Board so determines, (ii) be divided into three classes, (iii) consist of three directors elected by the Airline Stockholders, three management directors and the remainder as independent directors and (iv) designate nominating, audit and compensation committees. The Stockholders' Agreement contains certain limitations on the transfer of shares of the Special Voting Preferred Stock and the Common Shares, including provisions granting the Airline Stockholders, their affiliates and certain transferees (collectively, the "Original Owners") the right of first refusal in the event that an Original Owner proposes to sell or transfer its Common Shares to another Original Owner or an affiliate thereof. In addition, the Stockholders' Agreement prohibits an Original Owner from transferring its Common Shares to any of its affiliates without such affiliate executing a counterpart of the Stockholders' Agreement. The Stockholders' Agreement also restricts the ability of an Original Owner to acquire more than 50% of the capital stock of the Company entitled to vote in the election of directors. The Stockholders' Agreement will terminate on the tenth anniversary of the IPO.


Executive Search Agreements

     In 1999 the Company entered into several executive search agreements and also commissioned other executive searches with Korn/Ferry. For the year ended December 31, 1999, the Company paid approximately $0.2 million to Korn/Ferry for these services.


                                 PROPOSAL NO. 2
                     ADOPTION OF GALILEO INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


     The  Board  of   Directors   recommends   that  you   approve  the  Galileo
International, Inc. Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is a broad-based plan intended to provide eligible employees of the Company and certain subsidiaries with a convenient method of becoming stockholders of the Company. The following description of the material elements of the Purchase Plan is necessarily brief and general. A copy of the Purchase Plan is attached hereto as Annex A and the summary description that follows is qualified in its entirety by reference to that annex.


Summary Description

     The Purchase Plan, if approved by the stockholders, provides eligible employees with the opportunity to purchase shares of Common Stock at a discount from fair market value pursuant to a payroll deduction program. The Purchase Plan provides for an offering period consisting of each calendar quarter ("Offering Period"), unless the Compensation Committee of the Board of Directors otherwise determines. Prior to the beginning of such Offering Period, eligible employees may elect to make contributions by payroll deduction to purchase Common Shares. On the last business day of each Offering Period (the "Purchase Date"), Common Shares are purchased automatically at a price equal to the lesser of 85% of the market value of the Common Shares on the first business day of the Offering Period or 85% of the market value of the Common Shares on the last business day of the Offering Period. "Market value" for this purpose means the closing price per Common Share on the New York Stock Exchange Composite Transactions as reported for the Company in The Wall Street Journal. The Compensation Committee currently has authorized approximately 1,700 employees of the Company and certain of its subsidiaries (a "Participating Company" or the "Participating Companies") to participate in the Purchase Plan. The Compensation Committee subsequently may specify that the employees of additional subsidiaries of the Company may participate in the Purchase Plan. The closing price of a Common Share on March 22, 2000 was 201/4. The Purchase Plan will continue in effect until all shares of common stock available for issuance under the Purchase Plan have been issued, unless terminated earlier in the discretion of the Compensation Committee.

     Each  employee of the  Company,  and of such  subsidiaries  ("Participating
Companies") as the Board of Directors of the Company or the Compensation Committee shall from time to time designate, may participate in the Purchase Plan. However, an employee will not be eligible to participate if such individual would, immediately after the grant of purchase rights, own or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company.

     An eligible employee may enroll in the Purchase Plan as of the beginning of any Offering Period. Payment for Common Shares under the Purchase Plan shall be effected by means of the participant's authorized payroll deduction. Payroll deductions will begin with the first business day of an Offering Period and will (unless sooner terminated by the participant) remain in effect for successive Offering Periods. Interest will not accrue on amounts withheld from a participant's compensation or otherwise credited to an account established for a participant. Fractional shares may be purchased under the Purchase Plan and credited to the participant's account, although the Company may substitute cash for such fractional shares.

     A participant may withdraw from the Purchase Plan by filing the appropriate form with the Compensation Committee or its designee. Any payroll deductions previously collected from the participant and not previously applied to the purchase of Common Shares will, at the participant's election, be refunded or held for the purchase of Common Shares on the next Purchase Date immediately following such termination. An employee who has withdrawn from an Offering Period may participate in the Purchase Plan as of any subsequent Offering Period by filing a new election form prior to the commencement of such Offering Period.

     If a participant ceases to be employed by the Company or a Participating Company before the end of any Offering Period, he or she may elect, by filing the appropriate form as directed by the Compensation Committee or its designee, to have the amount in his or her account at the time of termination applied to purchase Common Shares at the applicable purchase price on the first Purchase Date following such termination. In the absence of such an election, the amount credited to his or her account on the date of termination will be refunded within a reasonable time without interest. A participant may file with the Company a written designation of beneficiary with respect to any cash or stock payable under the Purchase Plan and may change such designation of beneficiary at any time by written notice to the Company.

     Neither payments credited to a participant's account under the Purchase Plan nor any rights to purchase Common Shares under the Purchase Plan may be transferred by a participant except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that the Company may treat such act as an election by the Participant to withdraw from the Purchase Plan. Common Shares may be purchased under the Purchase Plan only by participants who have legal capacity as determined under applicable law, or, in the event of the participant's legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under applicable law or court supervision.

     A participant shall have no rights as a stockholder with respect to any Common Shares covered by his or her election until the shares are purchased as of the end of the Offering Period. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except with respect to adjustments.

     An employee may elect to have any whole dollar amount of his or her compensation withheld and applied to the purchase of Common Shares under the Purchase Plan. "Compensation" for this purpose means a participant's earned base pay (including any contributions made by the Participant to a plan maintained pursuant to Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended (the "Code")), plus pay for overtime, doubletime, shift differential, Holiday Rotating Day Off, Global Cash Profit Sharing Program, Holiday Worked Rotating Day Off, commissions, retroactive pay, Lump-Sum Merit Pay, and Management Incentive Program. However, during any calendar year, no employee is entitled to purchase Common Shares under the Purchase Plan having a value of more than $25,000.

     Each participant will be granted a separate purchase right for each Offering Period in which the individual participates. The purchase right will be granted as of the first business day of such Offering Period and will be exercised automatically on the Purchase Date.

     There will be 500,000 Common Shares available for issuance under the Purchase Plan. The Compensation Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of common stock or other securities covered by participant elections or in determining the number of shares authorized under the Purchase Plan, as the Compensation
Committee in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants, resulting from any change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, liquidation, distribution of assets or similar corporate transaction (collectively "Adjustments"). The Compensation Committee is also authorized under the Purchase Plan, in the event of any such event or transaction, to provide alternative consideration in substitution for any outstanding purchase elections under the Plan.

     Because the purchase of Common Shares under the Purchase Plan is discretionary with all eligible employees, it would not be meaningful to include information as the number of Common Shares which would have been distributable during fiscal 1999 to all employees, or to groups of employees, or to any particular employee of the Company or any Participating Company had the Purchase Plan been in effect during the year.

     The Compensation Committee may amend, suspend, or discontinue the Purchase Plan with respect to any shares of Common Shares at any time not subject to purchase rights. However, no such action may, without the approval of stockholders of the Company, increase the number of shares of Common Stock subject to the Purchase Plan (other than for the permitted adjustments described above) or materially modify the requirements as to eligibility for participation in the Purchase Plan.


Administration

     The Purchase Plan will be administered by the Compensation Committee of the Company's Board of Directors or its designee. The Compensation Committee will have full authority to interpret and construe any provision of the Purchase Plan and to adopt such rules and regulations for administering the Purchase Plan as it may deem necessary. Decisions of the Compensation Committee will be final and binding on all parties who have an interest therein.


United States Federal Income Tax Consequences

     The Purchase Plan and the right of eligible employees to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Amounts withheld from an eligible employee's pay to purchase Common Shares under the Purchase Plan are taxable as part of the employee's compensation. However, no income will be taxable to a participant as a result of the grant of a purchase right as of the commencement of the Offering Period or upon the purchase of Common Shares on the Purchase Date. As summarized below, a participant may be taxed upon the sale or other disposition of shares of common stock acquired under the Purchase Plan. The tax consequences of the disposition will depend upon how long the participant has held the Common Shares prior to disposition.

     If a participants disposes of the Common Shares at least two years after the date of granting of the purchase right and at least one year after the Common Shares are purchased under the Purchase Plan (the "Holding Period"), the following United States federal income tax consequences will apply. The lesser of (a) the excess of the fair market value of the Common Shares at the time granted over the exercise price of the Common Shares if exercised on the date of grant or (b) the excess of the fair market value of the Common Shares at the time such shares are disposed of over the purchase price of the Common Shares will be treated as ordinary income. Any further gain upon such sale will be treated as a capital gain. If the Common Shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss equal to the difference. If a participant holds the Common Shares for the Holding Period, no deduction in respect of the disposition of such Common Shares will be allowed to the Company.

Example 1--An employee is granted a purchase right at $17.00 per share at the beginning of the Offering Period when the market value of a share is $20.00. On the Purchase Date, the employee pays $17.00 for the share when the market price is still $20.00

If the share is sold after the Holding Period at:.
                                              $22.00  $20.00   $18.00   $16.00
Ordinary income would be:....................  $3.00   $3.00    $1.00    $0.00
Long-term capital gain would be:.............  $2.00   $0.00    $0.00  $ (1.00)

     If a participant disposes of the Common Shares before the expiration of the Holding Period (a "Disqualifying Disposition"), the following United States federal income tax consequences will apply. The excess of the fair market value of the Common Shares at the Purchase Date over the purchase price will be treated as ordinary income to the employee. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale. Any further gain upon such sale will be treated as a capital gain. If the Common Shares are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income is attributed to the employee and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the Common Shares on such Purchase Date. To the extent the employee recognizes ordinary income by reason of a Disqualifying Disposition, the Company will be entitled to a corresponding tax deduction for compensation in the tax year in which the disposition occurs.

Example 2--As in Example 1, an employee is granted a purchase right at $17.00 per share at the beginning of the Offering Period when the market value of a share if $20.00, and, at the Purchase Date, the employee pays $17.00 for the share when the market price is still $20.00

If the share is sold during the Holding Period at:..
                                          $22.00   $20.00   $18.00    $16.00
Ordinary income would be:...............   $3.00    $3.00    $3.00     $3.00
Long-term capital gain would be:........   $2.00    $0.00  $ (2.00)  $ (4.00)

     Upon the death of a participant prior to disposing of shares purchased under the Purchase Plan, the tax return for the year of death must include as ordinary income the lesser of (i) the amount by which the fair market value of the stock upon grant exceeds the exercise price if exercised on the date of grant, or (ii) the amount by which the fair market value of the stock at the time of death exceeds the purchase price. If such an amount is required to be included on the tax return in the year of death, an estate tax deduction may be available to the estate of the deceased participant.

     The foregoing discussion is merely a summary of the more significant effects of the federal income tax on an employee of the Company or a Participating Company with respect to shares of common stock purchased under the Purchase Plan and does not purport to be a complete analysis of the tax laws dealing with this subject. Reference should be made to the applicable provisions of the Code and the regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which an employee may reside. Each employee should consult his or her own tax advisor concerning the federal, state, local and foreign income tax consequences of participation in the Purchase Plan.

     The first Offering Period under the Purchase Plan begins July 1, 2000, provided, however, that no purchase rights will be granted and no purchases will be made under the Purchase Plan unless the Purchase Plan is approved by a vote of a majority of the total number of outstanding shares of voting stock of the Company present in person or by proxy at the 2000 Annual Meeting and at which a quorum is present in person or by proxy occurring at least 12 months before or after the date the Plan is adopted by the Board of Directors. The Purchase Plan was unanimously approved and adopted by the Board of Directors on February 24, 2000. If you abstain from voting on this Proposal 2 or your shares are treated as a broker non-vote for purposes of this Proposal 2, your shares will be included in the number of shares voting on the proposal and consequently your abstention will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE PLAN. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.


                           AVAILABILITY OF 10-K REPORT

     The Company filed its Annual Report on Form 10-K for the year ended December 31, 1999 with the Securities and Exchange Commission on March 10, 2000. A copy of the report, including any financial statements and schedules, and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. The exhibits are available upon payment of charges which approximate the Company's cost of reproduction of the exhibits. Request for copies of the report should be sent to the Secretary of the Company at 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP ("KPMG") served as the Company's independent public accountants for the year ended December 31, 1999. The Company also engaged KPMG to prepare certain tax filings for the Company and its subsidiaries for 1999 and to conduct financial due diligence on behalf of the Company in connection with certain business investments and acquisitions undertaken by the Company during 1999. No further relationship existed between the Company and KPMG other than the usual relationship between independent public accountants and client. The Audit Committee is expected to make a recommendation to the Board of Directors on the selection of the independent accountants for the year ended December 31, 2000.

     The Company anticipates that a representative of KPMG will be present at the Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the Meeting.


                                  OTHER MATTERS

Future Stockholder Proposals--Deadline for Inclusion in Proxy

     Any stockholder proposal to be considered by the Company for inclusion in the Proxy Statement and form of proxy for next year's Annual Meeting of Stockholders, expected to be held in May 2001, must be received by the Secretary of the Company at the Company's principal executive offices located at the address found at the top of page 1, no later than December 3, 2000.


Other Stockholder Proposals/Director Nominations--Deadline for Consideration

     Stockholder proposals not included in a proxy statement for an annual meeting as well as proposed stockholder nominations for the election of directors at an annual meeting must each comply with advance notice procedures set forth in the By-Laws of the Company in order to be brought properly before that annual meeting of stockholders. In general, written notice of a stockholder proposal or a director nomination must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year's annual meeting of stockholders, expected to be held in May 2001, the written notice must be received between February 18, 2001 and no later than March 19, 2001, inclusive.

     In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that also must be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Secretary of the Company.

     If the presiding officer of the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, such business shall not be transacted or such defective nomination shall not be accepted.


Discretionary Voting

     As of the date of this Proxy Statement, the Board of Directors and management know of no other matters to be brought before the meeting in addition to those described herein. Should any other matters properly come before the meeting that call for a vote of the stockholders, the persons named in the accompanying Proxy will have discretionary authority to vote all Proxies with respect to such matters in accordance with their best judgment.

     Please exercise your right to vote by toll-free telephone or by Internet as explained on your proxy card, or sign, date, and mail your proxy card and return it promptly in the envelope enclosed for your convenience. In the event that you attend the Meeting, you may revoke your proxy and vote your Common Shares in person.

                                                  Galileo International, Inc.

                                                  /s/ Anthony C. Swanagan
                                                  Anthony C. Swanagan
                                                  Secretary

Dated: April 3, 2000

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                       GALILEO INTERNATIONAL, INC.                   PROXY
              Proxy Solicited on Behalf of The Board of Directors
             For the Annual Meeting of Stockholders - May 18, 2000

     The stockholder(s) identified on the reverse of this card appoints James E. Barlett and Anthony C. Swanagan and each of them, as proxies, with full power of substitution and revocation, to vote, as designated therein, all the Common Stock of Galileo International, Inc. which such stockholder(s) has had power to vote, with all powers which such stockholder(s) would possess if personally present, at the annual meeting of stockholders to be held on May 18, 2000 or at any adjournement thereof.

     Unless otherrwise marked, this proxy will be voted FOR the election of the nominees named and FOR the approval of the Employee Stock Purchase Plan.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

EDGAR REPRESENTATION OF COMPANY'S LOGO

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                           Galileo International, Inc.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

The Board of Directors recommends that you vote FOR all nominees and FOR Proposal 2.

1. Election of Directors          For       Withheld        For All
                                  All         All             Except
Nominees: 01-James E. Barlett    /  /        /   /           /   /
          02-Kenneth Whipple
___________________________________________
(INSTRUCTION: To withhold authority to vote for any such nominee(s), write the name(s) of the nominees in the space provided above.)

2. The proposal to approve the Galileo            For       Against    Abstain
International, Inc. Employee Stock Purchase     /   /        /   /      /   /
Plan.

3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.


                                          Dated: ______________________, 2000

                                   Signature(s)_____________________________
                                   _____________________________________________

                                   The signature to this proxy should conform
                                   exactly to the name as shown. When shares
                                   are held in joint tenancy, all such tenants
                                   must sign.  Corporate owners should  sign
                                   full   corporate   name  by  an  authorized
                                   person. Executors, administrators, trustees or guardians should indicate their status when signing.

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 CONTROL NUMBER           o FOLD AND DETACH HERE o


                            YOUR VOTE IS IMPORTANT.



             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
      QUICK o EASY o IMMEDIATE o AVAILABLE 24 HOURS A DAY o 7 DAYS A WEEK

TO VOTE BY PHONE    Call toll free 1-877-291-2190 any time on a touch tone
                    telephone. There is NO CHARGE to you for the call.
                    Enter the 6-digit Control Number located above.
                    Option #1:     To vote FOR ALL proposals: Press 1.
                    When asked, please confirm your vote by pressing 1.
                    Option #2:     If you choose to vote on each proposal
                    separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET Go to the following website:
                    www.harrisbank.com/wproxy
                    Enter the information requested on your computer screen, including your 6-digit Control Number located above. Follow the simple instructions on the screen.

If you vote by telephone or the Internet, it is not necessary to mail back the proxy card.
                             THANK YOU FOR VOTING!

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